SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report

November 13, 2003

(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

Washington 001-11455                                91-1603837

                                                                           (State or other jurisdiction (Commission                               (IRS Employer

                                                                                             File No.) of incorporation)                                      Identification No.)

1155 Valley Street
Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

On November 11, 2003, the Company issued a press release announcing its results for the quarter ended September 30, 2003. A copy of the release is  contained in this report on Form 8-K is being furnished pursuant to Item 12 of Form 8-K as directed by the U.S. Securities and Exchange Commission in Release No. 34-47583. The information included pursuant to this Item 12 shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Contact: #9; #9; Release Number: 03-20

Jeffrey Scott Szorik

Harrell Beck

Shurgard Storage Centers, Inc.

(206) 652-3702

FOR IMMEDIATE RELEASE

SHURGARD REPORTS THIRD QUARTER RESULTS:

DOMESTIC SAME STORE NOI UP 2.5% EUROPE SAME STORE NOI UP 11.4%

SEATTLE, WASHINGTON, November 10, 2003 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today reported operating results for the third quarter and the nine months ended September 30, 2003.

Charles K. Barbo, Shurgard's Chairman and CEO, stated "I am pleased with the performance of our core business. In the third quarter we realized the improvements in Same Store occupancies we had predicted. These results signal a continued trend of improvement. Our focus continues to be strengthening our command of fundamental success factors in our business such as customer service, sales and marketing, and pricing appropriate to demand."

Third Quarter Financial Results

Net Income rose 16.9% during the quarter, from $13.4 million for the third quarter 2002 to $15.6 million for the third quarter 2003 (throughout this press release, financial results for periods prior to January 1, 2003 are "as restated"). Net Income per share (diluted) increased 27.3% to $0.28 for the third quarter 2003, compared with $0.22 (as adjusted for the application of EITF Topic D-42) in the third quarter a year ago.

Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock" provides, among other things, that any excess of (1) the fair value of the consideration transferred to the holders of preferred stock redeemed over (2) the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. In June 2002, we redeemed $50 million of preferred stock. Related issuance costs of $1.9 million, included in Paid-in Capital, were not considered as a reduction to the carrying value of the preferred stock at the time of redemption resulting in no impact to net income available to common stockholders. At the July 31, 2003 meeting, the EITF clarified that for the purposes of applying EITF Topic D-42, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders' equity section those costs were initially classified on issuance. The clarification and implementation guidelines adopted by the EITF does not result in a decrease in net income but reduces our net income available to common stockholders by $1.9 million.  Consistent with the implementation requirements of this clarification, this change in accounting is reflected in the prior year financial statement included in our September 30, 2003 Form 10-Q.

Funds from Operations attributable to common shareholders (FFO) for the third quarter of 2003 was approximately $30.3 million compared with FFO of $20.5 million for the third quarter of 2002 (as adjusted for the application of EITF Topic D-42), an increase of 48%. FFO per share increased 21.4% from $0.56 for the third quarter 2002 to $0.68 per share in the third quarter 2003.

Domestic operating results

Same Store NOI after leasehold and indirect expenses was $42.3 million in the third quarter 2003, an increase of 2.5% compared to $41.2 million in the third quarter 2002. Same Store real estate operations revenue for the third quarter 2003 increased 2.2% over third quarter 2002. Same Store direct operating and real estate tax expense increased 3.3% and Same Store leasehold and indirect operating expense decreased 10.4% in the third quarter 2003 compared with the third quarter 2002. Same Store average collected rental rates increased 0.1%, from $11.94 per square foot in the third quarter 2002 to $11.95 per square foot in the third quarter 2003. Same Store occupancy for the third quarter 2003 increased one percentage point to 86%, up from 85% during the third quarter 2002.

European operating results

Shurgard Self Storage SCA, the entity that develops, operates, and owns Shurgard storage centers in Europe, reported that European Same Store operations revenue increased 4.5% in the third quarter 2003 over the third quarter 2002, translated at constant exchange rates. The Same Store operations revenue increases were a result of a 2.5% increase in occupancy and a 0.9% increase in realized rent rates. Same Store direct operating and real estate tax expense decreased 4.3% during the third quarter 2003 compared to the third quarter 2002, and indirect operating expense decreased 1.6%. Same Store NOI after indirect and leasehold expense increased 11.4% for the third quarter year-over-year comparison period.

Financial Results for the Nine Months Ended September 30, 2003

Net Income during the first nine months of 2003 decreased 1.6% to $40.2 million, compared to $40.9 million for the first nine months of 2002. Net income per share (diluted) increased 1.3%, from $0.79 for the first nine months of 2002 (as adjusted for the application of EITF Topic D-42) to $0.80 for the first nine months of 2003.

FFO increased 22% to $76.3 million during the first nine months of 2003, compared to FFO of $62.6 million during the first nine months of 2002 (as adjusted for the application of EITF Topic D-42). FFO per share (diluted) increased 7.7%, or $0.14 per share, for the nine month comparison period, from $1.81 per share in 2002 to $1.95 per share in 2003. On October 1, 2003 NAREIT issued further guidance on reporting FFO that changed the treatment of impairment write-downs of depreciable real estate. Based on previous guidelines issued in July 2000, when arriving at FFO we added back a $1.9 million impairment loss recorded in net income during the second quarter of 2003. Based on the current guidance, no adjustment should be made for such impairments and we have adjusted our year-to-date presentation to reflect this new treatment.

Domestic operating results

Same Store NOI for the first nine months of 2003 after leasehold and indirect expenses was $118.8 million, unchanged from the $118.8 million recorded during the first nine months of 2002. Same Store operations revenue for the first nine months increased 1.7% over 2002. Same Store direct operating and real estate tax expense increased 5.9% and indirect operating and leasehold expense decreased 1.9% during the first nine months of 2003 compared with the first nine months of 2002. Average Same Store rental rates decreased 0.5% from $11.92 in the first nine months of 2002 to $11.86 during the first nine months of 2003. Same Store occupancy increased one percentage point from 83% to 84% during the comparison period.

European operating results

European Same Store operations revenue increased 7.1% during the nine months of 2003 compared with the first nine months of 2002, translated at constant exchange rates. The Same Store operations revenue increases were a result of a 2.3% increase in occupancy and a 3.8% increase in realized rent rates. Same Store direct operating and real estate tax expense increased 6.1% during the first nine months of 2003 compared to the first nine months in 2002, and indirect operating expense decreased 3.1%. Same Store NOI after indirect and leasehold expense increased 10.6% for the first nine months year-over-year comparison period.

Portfolio Management

According to Dave Grant, President of Shurgard, "We believe that premium self storage properties have historically been undervalued in the United States and Europe. There is recent anecdotal evidence that indicates this condition may be changing. It appears that the markets are increasingly interested in acquiring stabilized self storage assets at values that recognize the relative stability of this asset class compared with other real estate asset types. We plan to thoroughly explore market conditions to see whether indicated values warrant that we take a more dynamic approach to managing our ownership of stabilized stores in the United States and Europe."

Shurgard invests in and operates an international portfolio of self storage properties (stores). As of September 30, 2003 the company has interests in 599 stores (493 in the United States and 106 stores in seven countries in Europe). This portfolio represents approximately 38.2 million square feet of rentable space.

Domestic portfolio

During the third quarter 2003, the Company opened six new storage centers containing approximately 364,000 square feet in the United States. The stores are located in Colorado, Florida, Illinois, New Jersey, and two in Michigan. The total cost to complete the stores is expected to be approximately $34 million when all phases of construction are complete. At the end of the third quarter, the Company also had 7 stores under construction and 2 sites purchased pending construction.

European portfolio

In September, Shurgard opened three stores in Germany, our seventh country in Europe. All of the new stores in Germany are located in the greater Dusseldorf area, a heavily populated region in the northwestern part of the country. In addition to these new stores, the Company opened 3 other stores during the third quarter: one in France and two in the Netherlands. The six stores contain a total of approximately 331,000 square feet.

Shurgard Europe currently has 18 stores under construction: five each in France and the Netherlands, four in the United Kingdom, two in Germany, and one each in Belgium and Sweden. Of the eighteen projects under construction, six are being developed for direct ownership by Shurgard Europe with an estimated total cost to complete of $40.5 million, and twelve of the stores are being developed by Shurgard Europe for ownership in the First Shurgard development joint venture with an estimated total cost to complete of $77 million.

New Accounting Pronouncements

FIN No. 46

The Company has completed an analysis of each of its joint venture relationships to determine the proper accounting treatment under FIN No. 46 as currently stated. Based on this analysis, certain entities will be consolidated in our financial statements beginning December 31, 2003. We will evaluate the impact of future changes to FIN No. 46, if any, when they are released.

We operate 28 properties in 25 entities that are currently accounted for under the equity method of accounting as we do not exercise effective control of these entities because all major decisions require the agreement of both parties. Our ownership interests range from 55% to 90%. Pursuant to our evaluation of each of these entities with respect to FIN No. 46, we are considered the primary beneficiary of certain variable interest entities created prior to February 1, 2003. All the storage centers were constructed to our specifications and are operated as Shurgard Storage Centers. Beginning December 31, 2003, we will consolidate these entities into our financial statements. The assets and liabilities of these entities will be measured at their carrying values as of December 31, 2003. As of September 30, 2003, these entities have total assets of $95.3 million ($109.0 million before depreciation) and total liabilities of $71.5 million. We have guaranteed debt of $4.7 million related to these entities. Our maximum exposure to loss is $23.9 million, comprised of the total amount of these guarantees and the net book value of our investment which was $19.2 million at September 30, 2003.

Year 2003 Earnings Guidance

The Company expects FFO for the year 2003 to be generally consistent with previously issued guidance. For the fourth quarter 2003, FFO is expected to be $0.60 to $0.65 per share. The Company's FFO projections for the fourth quarter 2003 assume Same Store NOI growth in 2003 of approximately 0% to 1%. For the fourth quarter 2003, net income is expected to be $0.24 to $0.27 per share.

Quarterly Management Conference Call

The Company will discuss third quarter 2003 results and related issues during a conference call on Tuesday, November 11, 2003, at 10:00 a.m. Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at http://www.shurgard.com/ir. The call also is available live on a listen-only basis by dialing (800) 218-0204 (US & CN callers) and (303) 205-0066 (International Callers), there is no access number. A taped replay of the conference call is available via the Internet address listed above for one week after the call, or via telephone for one week at (800) 405-2236 (US & CN callers) (303) 590-3000 (International callers) access number 555399#.

The Company previously announced a third quarter dividend of $0.54 cents per share payable on November 21, 2003 to shareholders of record as of November 7, 2003.

* * *

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that the projected earnings, expenses or revenues may be affected by other factors, including the risk that changes in economic conditions in the markets in which we operate, and/or competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in rent up of newly developed properties, the risk that new developments could be delayed or reduced by zoning and permitting requirements outside of our control, increased competition for desirable sites, construction delays due to weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, and the risk that we may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses, and the risk that tax law changes may change the taxability of operating and construction expenses, and the risk that tax law changes may change the taxability of future income and increases in interest rates may increase the cost of refinancing long term debt, our alternatives for funding our business plan may be impaired by the economic uncertainty due to the impact of war or terrorism, and we have significant international operations that carry additional inherent risk. We may also be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain existing financial and joint venture structures of the company. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the SEC on May 21, 2003, and Form 10-Q for the quarter ending September 30, 2003 filed with the SEC this week.

The use of financial term "FFO" is not governed by generally accepted accounting principles. Funds from operations (FFO), pursuant to the National Association of Real Estate Investment Trusts' (NAREIT) October 1999, as amended, White Paper on Funds from Operations, is defined as net income, calculated in accordance with generally accepted accounting principles (GAAP) including non-recurring events, except for those defined as "extraordinary items" under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred shareholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe that because amortization of participation rights discount reflect our partners' increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners' contributions), it is theoretically consistent with the NAREIT White Paper to add it back to net income, and we have done so in previous filings. However, given the recent rule release by the Securities & Exchange Commission regarding the use of non-GAAP information, we have decided to adjust GAAP net income for only those items specifically outlined by NAREIT in its White Paper and related implementation guidance. As such our presentation of prior periods has been adjusted to reflect only those specific adjustments. Additionally, NAREIT changed the definition of FFO and of FFO attributable to common shareholders during the quarter, and as a result we no longer add back impairment losses on operating real estate and we now deduct issuance cost on redeemed preferred stock. We have adjusted our prior presentation to reflect this current definition. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition.

INDEX of TABLES TO FOLLOW:

    Condensed Consolidated Balance Sheets
    Condensed Consolidated Statements of Net Income

    for three months ended September 30, 2003 and 2002

    Condensed Consolidated Statements of Net Income

    for nine months ended September 30, 2003 and 2002

    Earnings Per Share for three and nine months ended

    September 30, 2003 and 2002

    Domestic Same Store Results for three months ended

    September 30, 2003 and 2002

    Domestic Same Store Results for nine months ended

    September 30, 2003 and 2002

    FFO Reconciliation for three and nine months ended

    September 30, 2003 and 2002

    Summary of Operating Self Storage Properties
    Summary of European Properties
    European Same Store Results for three months ended

    September 30, 2003 and 2002

    European Same Store Results for nine months ended September 30, 2003 and 2002
    European Same Store Third Quarter Comparison
    European Operating Performance Per Year Opened

Table 1: SHURGARD STORAGE CENTERS, INC.

BALANCE SHEET

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands except share data)

	September 30, 2003	December 31, 2002
ASSETS:		
Storage centers:		
Land	$ 346,482	$ 293,306
Buildings and equipment, net	1,106,843	955,204
Storage related intangibles, net	17,845	6,697
Construction in progress	41,460	7,948
Total storage centers	1,512,630	1,263,155
Other real estate investments	382,266	78,720
Cash and cash equivalents	8,678	11,662
Restricted cash	1,513	1,098
Goodwill	24,506	24,506
Other assets	70,033	41,035
Total assets	$ 1,999,626	$ 1,420,176
LIABILITIES & SHAREHOLDERS' EQUITY:		
Accounts payable and other liabilities	$ 67,242	$ 62,257
Line of credit	242,275	113,525
Notes payable	662,619	446,837
Participation rights liability, net of discount of $2,159 and $2,370, respectively	47,152	47,472
Total liabilities	1,019,288	670,091
Minority interest	14,735	15,374
Commitments and contingencies (Notes F, K and Q)		
Shareholders' equity:		
Series C Cumulative Redeemable Preferred Stock; $0.001 par value: 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000,000	48,115	48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value: 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250,000	83,068	83,068
Class A Common Stock, $0.001 par value; 120,000,000 authorized; 45,232,378 and 35,934,249 shares issued and outstanding	45	36
Loans to shareholders	(20,000)	-
Additional paid-in capital	1,085,631	804,582
Accumulated net income less distributions	(230,739)	(199,217)
Accumulated other comprehensive loss	(517)	(1,873)
Total shareholders' equity	965,603	734,711
Total liabilities and shareholders' equity	$ 1,999,626	$ 1,420,176

Table 2: SHURGARD STORAGE CENTERS, INC.

QUARTER-TO-DATE OPERATING RESULTS

Condensed Consolidated Statements of Net Income for the three months ended September 30, 2003 and 2002 (unaudited)

(Amounts in thousands except per share data)

	For the three months ended September 30, 2003	For the three months ended September 30, 2002 (as restated)
Revenue		
Real estate operations	$ 74,214	$ 67,289
Other	2,028	2,111
Total revenue	76,242	69,400
Expenses		
Operating	23,879	21,310
Depreciation and amortization	14,344	12,075
Real estate taxes	6,888	6,388
Gain from other real estate investments	(109)	(21)
General, administrative and other	3,516	1,946
Total expenses	48,518	41,698
Income from operations	27,724	27,702
Other Income (Expense)		
Interest:		
Interest on loans	(11,908)	(8,693)
Amortization of participation rights discount	(280)	(473)
Unrealized loss on financial instruments	(69)	(5,332)
Interest income and other, net	1,210	218
Other income (expense), net	(11,047)	(14,280)
Minority interest	(285)	(333)
Income before income tax benefit	16,392	13,089
Income tax (expense) benefit	(743)	301
Net Income	$ 15,649	$ 13,390
Net income allocation		
Allocable to preferred shareholders	$ 2,974	$ 5,517
Allocable to common shareholders	12,675	7,873
	$ 15,649	$ 13,390
Net Income per Common Share:		
Basic earnings per share	$ 0.29	$ 0.22
Diluted earnings per share	$ 0.28	$ 0.22
Distributions per Common Share	$ 0.54	$ 0.53

Table 3: SHURGARD STORAGE CENTERS, INC.
YEAR TO DATE OPERATING RESULTS
Condensed Consolidated Statements of Net Income for nine months ended September 30, 2003 and 2002 (unaudited)
(Amounts in thousands except per share data)

	For the nine months ended September 30, 2003	For the nine months ended September 30, 2002 (as restated)
Revenue		
Real estate operations	$ 207,806	$ 187,244
Other	4,841	6,785
Total revenue	212,647	194,029
Expenses		
Operating	69,490	60,042
Depreciation and amortization	39,718	34,010
Real estate taxes	19,961	17,849
(Gain) loss from other real estate investments	(1,795)	635
General, administrative and other	10,346	6,396
Total expenses	137,720	118,932
Income from operations	74,927	75,097
Other Income (Expense)		
Interest:		
Interest on loans	(32,462)	(24,755)
Amortization of participation rights discount	(840)	(4,421)
Unrealized loss on financial instruments	(2,295)	(9,750)
Interest income and other, net	1,927	4,992
Other income (expense), net	(33,670)	(33,934)
Minority interest	(619)	(682)
Income before income tax benefit	40,638	40,481
Income tax (expense) benefit	(438)	381
Net Income	$ 40,200	$ 40,862
Net Income Allocation		
Allocable to preferred shareholders	$ 8,922	$ 13,665
Allocable to common shareholders	31,278	27,197
	$ 40,200	$ 40,862
Net Income per Common Share		
Basic earnings per share	$ 0.81	$ 0.80
Diluted earnings per share	$ 0.80	$ 0.79
Distributions per Common Share	$ 1.61	$ 1.58

Table 4: SHURGARD STORAGE CENTERS, INC.
EARNINGS PER SHARE
Earnings Per Share for three and nine months ended September 30, 2003 and 2002

(in thousands except per share data)	Net income		Weighted Average Shares	Net Income Per Share	
For the three months ended September 30, 2003					
Net income	$	15,649			
Less: preferred distributions		(2,974)			
Basic net income		12,675	43,968	$	0.29
Effect of dilutive stock options		-	620		(0.01)
Diluted net income	$	12,675	44,588	$	0.28
For the three months ended September 30, 2002					
Net income	$	13,390			
Less: preferred distributions		(5,517)			
Basic net income		7,873	35,756	$	0.22
Effect of dilutive stock options		-	641		-
Diluted net income	$	7,873	36,397	$	0.22

(in thousands except per share data)	Net income		Weighted Average Shares	Net Income Per Share	
For the nine months ended September 30, 2003					
Net income	$	40,200			
Less: preferred distributions		(8,922)			
Basic net income		31,278	38,630	$	0.81
Effect of dilutive stock options		-	527		(0.01)
Diluted net income	$	31,278	39,157	$	0.80
For the nine months ended September 30, 2002					
Net income	$	40,862			
Less: preferred distributions		(13,665)			
Basic net income		27,197	33,980	$	0.80
Effect of dilutive stock options		-	637		(0.01)
Diluted net income	$	27,197	34,617	$	0.79

Table 13: SHURGARD STORAGE CENTERS, INC.
EUROPEAN DEVELOPMENT
European operating performance per year opened

	Number of Properties	Estimated Total Cost *(In millions)*	Total net Rentable Sq. Ft. when all phases are complete	Revenue *(In thousands)*		Expense *(In thousands)* (Direct expenses only)		NOI *(In thousands)*		Leasehold expense *(In thousands)*	
				Q3 2003	Q3 2002	Q3 2003	Q3 2002	Q3 2003	Q3 2002	Q3 2003	Q3 2002
Opened in 2002											
Belgium	2	$ 6.5	101,000	105	40	141	98	(36)	(58)	-	-
France	7	39.2	376,000	780	169	658	356	122	(186)	-	-
United Kingdom	3	29.9	163,000	591	6	333	83	258	(77)	54	-
Netherlands	7	33.5	368,000	579	43	493	277	86	(234)	-	-
Sweden	3	16.4	151,000	312	66	187	188	125	(122)	10	-
Denmark	2	13.2	106,000	161	-	175	1	(14)	(1)	-	18
	24	$ 138.7	1,265,000	2,528	324	1,987	1,003	541	(678)	64	18
Opened in 2001											
Belgium	1	$ 3.4	51,000	97	58	59	54	38	3	-	-
France	5	30.2	280,000	1,024	693	497	410	527	283	-	-
United Kingdom	2	19.0	102,000	641	526	253	202	388	325	-	-
Netherlands	9	44.6	484,000	1,167	770	608	582	559	188	24	27
Sweden	6	30.1	315,000	829	495	374	467	455	29	10	10
Denmark	2	12.0	110,000	364	261	199	193	165	69	-	-
	25	$ 139.3	1,342,000	4,122	2,803	1,990	1,908	2,132	897	34	37
Opened in 2000											
Belgium	3	$ 13.5	186,000	499	456	169	191	330	265	-	-
France	7	37.4	407,000	1,872	1,563	654	653	1,218	910	-	-
United Kingdom	2	17.9	95,000	649	636	248	219	401	417	15	16
Netherlands	5	24.2	284,000	1,070	993	268	315	802	678	-	-
Sweden	2	10.3	123,000	275	236	142	169	133	67	-	-
	19	$ 103.3	1,095,000	4,365	3,884	1,481	1,547	2,884	2,337	15	16
Opened in 1999 and before											
Belgium	11	$ 48.0	669,000	2,000	2,003	577	544	1,423	1,458	-	-
France	4	14.2	178,000	1,146	1,124	366	340	780	784	158	121
United Kingdom	3	23.1	179,000	1,016	918	310	380	706	538	-	-
Netherlands	1	7.1	61,000	253	265	45	51	208	215	-	-
Sweden	9	47.0	554,000	2,240	2,354	626	695	1,614	1,660	119	121
	28	$ 139.4	1,641,000	6,655	6,664	1,924	2,010	4,731	4,655	277	242